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                                                                       EXHIBIT 8

                      [DELOITTE & TOUCHE LLP LETTERHEAD]

June 26, 1998





Ramco-Gershenson Properties Trust
27600 Northwestern Highway
Suite 200
Southfield, MI  48034



Re:      Federal Income Tax Status of Ramco-Gershenson Properties Trust


Ladies and Gentlemen:

In connection with the filing of a shelf registration statement with the Securities and Exchange Commission ("Form S-3") you have requested our opinion regarding the status, for federal income tax purposes, of Ramco-Gershenson Properties Trust (the "Trust"), which intends to continue to be taxed as a REIT. Except as otherwise provided herein, capitalized terms shall have the same meaning ascribed to them in the Partnership Agreement of the Operating Partnership, as amended ("Partnership Agreement") or the Form S-3, as applicable. In rendering our opinion, we have examined and, with your consent, have relied upon the following documents ("Documents"):

1. The Partnership Agreement of the Operating Partnership, amended and restated as of May 10, 1996, as amended through the Ninth Amendment;

2.       Form S-3 as proposed to be filed with the SEC on June 19,1998; and

3. The Trust's existing Amended and Restated Declaration of Trust, organized as a real estate investment trust under the laws of the State of Maryland.

We did not review any other documents in connection with the proposed filing of Form S-3. Specifically, our opinion does not address the impact, if any, that any other proposed transaction or contemplated changes to the Trust's or the Operating Partnership's organizational documents would have on the tax status of the Trust or the Operating Partnership and we do not express any opinion thereon.
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Ramco-Gershenson Properties Trust
June 26, 1998
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In addition, our opinion is based solely upon the following facts, representations and significant assumptions as provided by Trust.

I.  ESSENTIAL FACTS

A.  BACKGROUND.

The Trust is a Maryland real estate investment trust and is the successor to a Massachusetts business trust which was formerly known as RPS Realty Trust. On May 10, 1996, the Trust entered into a transaction referred to as the "Ramco Acquisition".

As a result of the Ramco Acquisition, the Trust went from being a real estate investment trust ("REIT") which primarily engaged in making mortgage loans on real property to being a REIT which primarily engages in operating and developing commercial (shopping center) properties. It engages in such activity by means of its one percent general partner interest in the Operating Partnership, a Delaware limited partnership. The Trust also owns a limited partnership interest of approximately 72 percent in the Operating Partnership, giving it a total interest in the Operating Partnership of approximately 73 percent. The remaining 27 percent is owned by the "Ramco Group".

In connection with the Ramco Acquisition, Battle Fowler LLP rendered an opinion dated March 25, 1996 ("Battle Fowler Tax Opinion") in which they concluded that, under the then current federal income tax laws and regulations, and based on certain facts and representations set forth in such opinion, statements in the Proxy Statement and in certain representation letters, the Wolf Block Income Opinion, the Closing Agreement, the Battle Fowler Repo Opinion, the Wolf Block Audit Opinion and assuming the Trust is operated in accordance with its Declaration of Trust, as amended by the Acquisition Amendment (such documents being described more fully below), the Trust would continue to qualify to be taxed as a REIT for federal income tax purposes and that the Operating Partnership would be treated as a partnership and not as an association taxable as a corporation or as a publicly traded partnership within the meaning of IRC
Section 7704.

In connection with the Ramco Acquisition, Wolf, Block, Schorr and Solis-Cohen ("Wolf Block Income Opinion") rendered an opinion dated March 21, 1996 concluding that the amounts expected to be received by the Operating Partnership, and in turn, by the Trust pursuant to the then current terms of the leases with respect to the Ramco Properties qualify as "rents from real property" for purposes of qualification of the Trust as a REIT.

In connection with the Internal Revenue Service ("IRS") audit of the Trust, a closing agreement ("Closing Agreement") dated October 6, 1995 was entered into by the Trust with the IRS which provides that it will not lose its status as a REIT solely as a result of its failure to comply fully with the shareholder demand letter procedures set forth in Treas. Reg. Section 1.857-8 for the Trust's taxable years 1988 through 1994.

In connection with the IRS audit of the Trust, Battle Fowler LLP ("Battle Fowler Repo Opinion") rendered an opinion dated March 6, 1996 concluding that the Trust will not lose its status as a REIT for its taxable year ended December 31, 1994 as a result of its ownership of



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Ramco-Gershenson Properties Trust
June 26, 1998
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Treasury repurchase obligations ("Repos") as of September 30, 1994 with a value in excess of 25 percent of the gross assets of the Trust as of such date.

In connection with the IRS audit of the Trust, Wolf, Block, Schorr and Solis-Cohen ("Wolf Block Audit Opinion") rendered an opinion dated March 25, 1996 concluding that the Trust will not lose its status as a REIT as a result of IRS audit adjustments to its taxable income for tax years 1991 through 1994 provided that the Trust timely declares and pays a deficiency dividend with respect to any deficiency in income tax resulting from an increase in the Trust's taxable income.

In connection with the Ramco Acquisition, on May 10, 1996, the Trust made certain amendments to the Amended and Restated Declaration of Trust of RPS Realty Trust dated October 14, 1988 ("Acquisition Amendment"). The Acquisition Amendment caused the Trust to (1) increase certain quorum percentage requirements in connection with meetings of the Board of Trustees; (2) establish a Nominating Committee and an Advisory Committee of the Board of Trustees; (3) change the name of the Trust; and (4) authorize the Board of Trustees, on a one-time basis in connection with the acquisition by the Trust of substantially all of the shopping center and retail properties of Ramco-Gershenson, Inc. and its affiliates, to combine outstanding shares by way of a 1 for 4 reverse split, provide for payment of cash in lieu of any fractional interest in a combined share and establish mechanics to implement such combination (capitalized terms herein shall have the same meaning ascribed to them in the Acquisition Amendment).

B.  MORGAN STANLEY TRANSACTION.

On September 30, 1997, the Trust entered into a Preferred Units and Stock Purchase Agreement with Special Situations RG REIT, Inc. ("SSRG REIT") and an Investor. Under this agreement, the Investor and SSRG REIT acquired Operating Partnership Preferred Units ("Preferred Units").

Pursuant to the Third Amendment to the Partnership Agreement of Ramco-Gershenson Properties, L.P., the Partnership Agreement was amended to admit the Investor and SSRG REIT as Preferred Limited Partners and the SSRG REIT received the Preferred Units in exchange for cash.

On December 18, 1997, the Trust completed a change-of-venue merger and became a Maryland real estate investment trust. Subsequently on December 31, 1997, SSRG REIT was merged into the Trust in a transaction that we have assumed qualified as a tax-free reorganization under Code section 368(a)(1)(A). Pursuant to the merger, the shareholders of SSRG REIT received preferred stock in the Trust in exchange for their stock in SSRG REIT. We have assumed that SSRG REIT qualified as a real estate investment trust under the applicable provisions of the Code.

The Partnership Agreement contains restrictions on the transferability of the Preferred Units and the Limited Partner Units. These provisions, in effect, do not permit the assignee of an interest in the Operating Partnership, other than a Permitted Transferee, to become a substituted limited partner without the consent of the Trust. Permitted Transferees include



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Ramco-Gershenson Properties Trust
June 26, 1998
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only other Limited or Preferred Limited Partners and, with respect to any partner which is a partnership, any partner in such partnership. The Operating Partnership currently has fewer than 100 partners and does not intend to admit any new partners such that the total number of partners would exceed 100.

The Operating Partnership is duly organized under the Delaware Revised Limited Partnership Act, which has adopted the Revised Uniform Limited Partnership Act. Accordingly, the Operating Partnership contains provisions which permit no less than a majority in interest of the partners to elect to continue the Operating Partnership in the event of a dissolution of the Operating Partnership as a result of an event of dissolution.

C. FACTS AND REPRESENTATIONS.

In addition to the foregoing, our opinion is based on the following facts and representations which have been represented to us in a letter dated June 26, 1998 from the Trust ("Letter of Confirmation"), the correctness of each and every one of which we have assumed:

         1. Mr. Dennis Gershenson is the duly qualified and elected Chief Executive Officer of the Trust and as such is familiar with the facts herein and was duly authorized to certify the same.

         2. The operation of the Trust (and its predecessor Massachusetts Trust) has been carried out in accordance with the law governing real estate investment trusts formed in the State of Maryland (and with respect to its predecessor, business trusts formed in Massachusetts) with all other applicable laws of the State of Maryland (and with respect to its predecessor, Massachusetts), and the terms and conditions set forth in the Trust's Amended and Restated Declaration of Trust, as further amended in the manner described in the Form S-3.

         3. The Trust believes that, based upon an opinion rendered by Battle Fowler LLP ("Battle Fowler Tax Opinion") dated March 25, 1996, on May 10, 1996, it met all of the requirements in the Internal Revenue Code ("IRC") to be treated as a real estate investment trust ("REIT") for federal income tax purposes.

         4. The Trust believes that, based upon the Battle Fowler Tax Opinion, on May 10, 1996, the Operating Partnership was taxable as a partnership and not as an association taxable as a corporation or as a publicly traded partnership within the meaning of IRC Section 7704 and none of the amendments to the Partnership Agreement after such date has caused the Operating Partnership to be treated as a publicly traded partnership within the meaning of IRC Section 7704.

Organizational Matters

         5. The Operating Partnership has operated and intends to operate in accordance with the Delaware Revised Uniform Limited Partnership Act and all other applicable laws of the State of Delaware and the Amended and Restated Agreement of Limited Partnership of Ramco- Gershenson Properties, L.P., as amended ("Partnership Agreement"), and in the manner described in the Form S-3. Each of the Property Partnerships intends to operate in accordance with the applicable laws of the state in which it was formed and its respective



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Ramco-Gershenson Properties Trust
June 26, 1998
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partnership agreement, and in the manner described in the Form S-3. The
Partnership Agreement and all amendments thereto have been duly executed and the Certificates of Limited Partnership of the Operating Partnership and all amendments thereto, which are effective on the date hereof, have been duly executed and filed.

         6. None of the amendments to the Partnership Agreement has affected the rights of the partners under such agreement in a manner so as to alter the number of corporate characteristics applicable to the Operating Partnership. The Trust intends to take all necessary measures to ensure that the Operating Partnership fails to have more than two corporate characteristics during each of its future taxable years and it does not intend to elect to be treated as other than a partnership for tax purposes.

         7. The Trust has been and will be managed by its trustees, and the beneficial ownership of the Trust has at all times in the past and will continue to be evidenced by transferable shares.

         8. Since its election of REIT status, beneficial ownership of the Trust has been held by 100 or more persons and the Trust expects, and the Trust intends to take all necessary measures within its control to ensure, that the beneficial ownership of the Trust will continue to be held by 100 or more persons.

         9. At no time during the last half of any taxable year, has more than 50 percent in value of the Trust's outstanding capital stock been owned directly or indirectly by five or fewer individuals within the meaning of IRC Section 856(h).

         10. The Trust expects, and the Trust intends to take all necessary and reasonable due diligence measures within its control to ensure, that at no time, during the last half of any taxable year, will more than 50 percent in value of the Trust's outstanding capital stock be owned directly or indirectly by five or fewer individuals within the meaning of IRC Section 856(h). The Trust does not intend to allow the restrictions on ownership and transfer of the Trust's outstanding capital stock set forth in the Trust's Declaration of Trust to be violated and will use its best efforts to prevent such restrictions from being violated.

Gross Income of the Trust

         11. The Trust has derived at least 75 percent of its gross income for any taxable year from sources specified in IRC Section 856(c)(3), subject to the limitations specified in Paragraph 17 below. For the current and all future taxable years, the Trust expects, and the Trust intends to take all necessary measures within its control to ensure that, at least 75 percent of the gross income of the Trust and of the Operating Partnership for any taxable year will be derived from sources specified in IRC Section 856(c)(3), subject to the limitations specified in Paragraph 17 below. These sources include but are not limited to (a) rents from the Properties or other real properties acquired subsequent to the acquisition of the Properties, (b) gain from the sale or other disposition of all or a portion of the Properties or other real properties acquired subsequent to the acquisition of the Properties (including interests in real property and interests in mortgages on real property), other than stock in trade of the Trust or other property which would properly be included in the inventory of the Trust if on hand at the


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Ramco-Gershenson Properties Trust
June 26, 1998
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close of its taxable year, or property held by the Trust primarily for sale to customers in the ordinary course of its trade or business (as further described in Paragraph 14 below) and (c) income attributable to stock or debt instruments acquired in connection with the temporary investment of new capital received by the Trust in exchange for its capital stock or in a public offering of its debt obligations having maturities of at least five years, provided that such income is received or accrued during the one-year period beginning on the date on which the Trust receives such new capital (such source of income is hereafter referred to as the "Temporary Investment of New Capital"). For purposes of all representations with respect to income contained herein, the Trust shall be treated as receiving (i) a proportionate share of all income received by the Operating Partnership in accordance with the Trust's capital interest ("Capital Interest") in the Operating Partnership, (ii) a proportionate share of all income received by any Property Partnership in which the Trust directly owns a partnership interest in accordance with its Capital Interest in such Property Partnership, and (iii) all income received by any subsidiary of the Trust in which (x) with respect to all taxable years beginning before August 5, 1997, the Trust has owned 100 percent of the stock at all times during the period of such subsidiary's existence and (y) with respect to all taxable years beginning after August 5, 1997, the Trust owns 100 percent of such subsidiary, and the Operating Partnership shall be treated as receiving a proportionate share of all income received by each of the Property Partnerships in accordance with its Capital Interest in each such Property Partnership.

         12. The Trust has derived at least 95 percent of its gross income for any taxable year from sources specified in IRC Section 856(c)(2), subject to the limitations specified in Paragraph 17 below. For the current and all future taxable years, the Trust expects, and the Trust intends to take all necessary measures within its control to ensure, that at least 95 percent of the gross income of the Trust and of the Operating Partnership for any taxable year will be derived from sources specified in IRC Section 856(c)(2), subject to the limitations specified in Paragraph 17 below. These sources include those specified in IRC Section 856(c)(3) as described in Paragraph 11 above, plus interest and dividends from any source.

         13. The Trust has derived less than 30 percent of its gross income for any taxable year from the sale or other disposition of (a) stock or securities held for less than one year, (b) property in a transaction that is a prohibited transaction (as defined in IRC Section 857(b)(6)(B)(iii)), and (c) real property (including interests in real property and interests in mortgages on real property) held for less than four years, other than (x) property compulsorily or involuntarily converted within the meaning of IRC Section 1033, and (y) property acquired by the Trust through foreclosure and which satisfies the requirements set forth in IRC Section 856(e).

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Ramco-Gershenson Properties Trust
June 26, 1998
Page 7

         14. The Trust, the Operating Partnership and each of the Property Partnerships has held substantially all of the Properties and other real properties acquired subsequent to the acquisition of the Properties (and all of their other respective assets) for investment purposes and not as (a) stock in trade or other property of a kind which would properly be included in inventory if on hand at the close of the taxable year, or (b) property held primarily for sale to customers in the ordinary course of the trade or business of the Trust, the Operating Partnership or the respective Property Partnership, as the case may be, and the amount of income from prohibited transactions (within the meaning of IRC Section 857(b)(6)(B)(iii)), if any, for any taxable year has not been material. For the current and all future taxable years, subject to paragraph 16 below, the Trust expects, and the Trust intends to take all necessary measures within its control to ensure, that the Trust, the Operating Partnership and each of the Property Partnerships will hold substantially all of the Properties and other real properties acquired subsequent to the acquisition of the Properties (and all of their other respective assets) for investment purposes and not as (a) stock in trade or other property of a kind which would properly be included in inventory if on hand at the close of the taxable year, or (b) property held primarily for sale to customers in the ordinary course of the trade or business of the Trust, the Operating Partnership or the respective Property Partnership, as the case may be, and the amount of income from prohibited transactions (within the meaning of IRC
Section 857(b)(6)(B)(iii)), if any, for any taxable year will not be material.

         15. In connection with the Ramco Acquisition, Wolf, Block, Schorr and Solis-Cohen rendered an opinion dated March 21, 1996 ("Wolf Block Income Opinion") which concluded that the minimum rent, percentage rent and additional payments due under the applicable leases constituted "rents from real property" within the meaning of IRC Section 856(d). The Trust has not caused or allowed the Operating Partnership to materially modify the provisions of the leases reviewed by Wolf Block in rendering their opinion since the date of such opinion.

         16. If the Trust and the Operating Partnership engage in real estate activities which would involve the sale or other disposition of property held primarily for sale to customers in the ordinary course of business and which would constitute prohibited transactions (as defined in IRC Section 857(b)(6)(B)
(iii)), the Trust intends that such activities will be conducted solely through a special purpose corporation in which the Operating Partnership would have a stock interest if necessary for the Trust to retain its status as a REIT.
The Trust intends to take all necessary measures to ensure that the stock interest owned by the Operating Partnership in any such corporation will not exceed 10 percent of the voting securities of such corporation and that the value of the stock interest will not exceed 5 percent of the value of the Trust's total gross assets.

         17. With respect to the gross income tests described in Paragraphs 11 and 12 above:

         (a) None of the rents received by the Trust under existing leases are based on the net income or profits of any person, including tenants and subtenants, and the Trust intends to take steps to ensure that it will not subsequent to the acquisition of the Properties receive any rent based on the income or profits of any person, including tenants and subtenants, which would cause the Trust



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Ramco-Gershenson Properties Trust
June 26, 1998
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              to fail to satisfy the gross income tests described in Paragraphs
              11 and 12 above due to failure of such rents to qualify as rents from real property for purposes of IRC Section 856(c)(3) and 856(c)(2) and paragraphs 11 and 12, respectively.

         (b) The Trust does not now and does not intend to knowingly rent any property to a tenant in which it owns, or an owner of 10 percent or more of the Trust owns, directly or indirectly, a 10 percent or greater interest in (i) the voting stock or in the total number of shares of all classes of stock of tenant which is a corporation, or in (ii) the assets or net profits of a tenant which is not a corporation, if such rental would cause the Trust to fail to satisfy the gross income tests described in Paragraphs 11 and 12 above due to failure of such rents to qualify as rents from real property for purposes of IRC Section 856(c)(3) and 856(c)(2) and paragraphs 11 and 12, respectively. In determining ownership, the attribution rules of IRC Section 318 (as modified by IRC Section 856(d)(5)) are to be taken into account.

         (c) The Trust is not a party to, and does not intend to knowingly become a party to, a lease of real property where the rent under such lease attributable to personal property is greater that 15 percent of the total rent received under the lease, if such rent would cause the Trust to fail to satisfy the gross income tests described in Paragraphs 11 and 12 above due to failure of such rents to qualify as rents from real property for purposes of IRC Section 856(c)(3) and 856(c)(2) and paragraphs 11 and 12, respectively.

         (d) The services provided to tenants by the Operating Partnership and the Property Partnerships, if any, are, and the Trust intends that the services to be provided subsequent to the acquisition of the Properties with respect to both the Properties and properties acquired subsequent to the acquisition of the Properties will be, usually or customarily performed in connection with the rental of space for occupancy only for properties of a similar class in the geographic market in which each such Property or other real property acquired subsequent to the acquisition of the Properties is located. To the extent that any services to be furnished or performed would, if furnished or performed by the Trust, either directly or through the Operating Partnership or Property Partnerships, cause the rents received from the Properties or any properties acquired subsequent to the acquisition of the Properties to fail to qualify as rents from real property under the gross income tests described in Paragraphs 11 and 12 above due to failure of such rents to qualify as rents from real property for purposes of IRC Section 856(c)(3) and 856(c)(2) and paragraphs 11 and 12, respectively, the Trust will retain an independent contractor within the meaning of IRC Section 856(d)(3) (from whom none of the Trust, the Operating Partnership or any Property Partnership will derive or receive any income) to furnish or perform such services or take such other actions so that such gross income tests are satisfied.
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Ramco-Gershenson Properties Trust
June 26, 1998
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         (e)  In connection with the construction, development, renovation or refurbishment of any Property owned or other real property acquired subsequent to the acquisition of the Properties by the Trust, the Operating Partnership or any of the Property Partnerships, the Trust intends that the activities of its employees, employees of the Operating Partnership and employees of the Property Partnerships will be limited to the provision of administrative services and general supervisory and coordination services and will not involve the performance of physical construction services if necessary for the Trust to satisfy the gross income tests described in Paragraphs 11 and 12 above, in which event such construction services will be performed solely by unrelated independent contractors.

         (f) The Trust has not realized an amount of any income which does not qualify under the gross income tests described in Paragraph 11 and 12 above which exceeds 5 percent of the Trust's annual gross income in any taxable year. For the current and all future taxable years, the Trust expects that the amount of any income realized by the Trust which does not qualify under the gross income tests described in Paragraph 11 and 12 above will not exceed 5 percent of the Trust's annual gross income in any taxable year.

         (g) The Trust, the Operating Partnerships and the Property Partnerships have kept and intend to keep sufficient records to enable the Trust to make the filings required under Treas. Reg.
              Section 1.856-4(b)(4) (relating to the receipt of rents from any person in which the Trust, directly or indirectly, owns any proprietary interest) and Treas. Reg. Section 1.856-4(b)(5)(iv) (relating to the use of unrelated independent contractors), and the Trust intends to make such required filings.

         18. The Trust has exercised and intends to exercise ordinary business care and prudence in attempting to comply with the gross income tests set forth in IRC Section 856(c).

Assets of the Trust

         19. At least 75 percent of the value of the Trust's total gross assets have consisted, at the close of each quarter of each taxable year of the Trust, of (a) cash and cash items (including receivables), (b) Government securities,
(c) the Properties, (d) other real properties acquired subsequent to the acquisition of the Properties (including interests in real property and interests in mortgages on real property), (e) shares (or transferable certificates of beneficial interest) in other qualified real estate investment trusts, and (f) stock or debt instruments acquired in connection with the Temporary Investment of New Capital received by the Trust in exchange for its capital stock or in a public offering and held for not longer than the one-year period beginning on the date on which the Trust receives such new capital. For the current and all future taxable years, the Trust expects, and the Trust intends to take all necessary measures within its control to ensure, that at least 75 percent of the value of the total gross assets of the Trust will consist, at the close of each quarter of each taxable year of the Trust, of (a) cash and cash items (including receivables), (b) Government securities, (c) the Properties, (d) other real properties acquired subsequent to the acquisition of the Properties


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Ramco-Gershenson Properties Trust
June 26, 1998
Page 10


(including interests in real property and interests in mortgages on real property), (e) shares (or transferable certificates of beneficial interest) in other qualified real estate investment trusts, and (f) stock or debt instruments acquired in connection with the Temporary Investment of New Capital received by the Trust in exchange for its capital stock or in a public offering and held for not longer than the one-year period beginning on the date on which the Trust receives such new capital. For purposes of all representations with respect to assets contained herein, the Trust shall be treated as owning (i) its proportionate share of assets owned by the Operating Partnership (as determined in accordance with the Trust's Capital Interest in the Operating Partnership),
(ii) its proportionate share of assets owned by any Property Partnership in which the Trust directly owns a partnership interest (as determined in accordance with the Trust's Capital Interest in the Property Partnership), (iii) the assets of any subsidiary of the Trust in which (x) with respect to all taxable years beginning before August 5, 1997, the Trust has owned 100 percent of the stock at all times during the period of such subsidiary's existence and
(y) with respect to all taxable years beginning after August 5, 1997, the Trust owns 100 percent of such subsidiary, and the Operating Partnership shall be treated as owning its proportionate share of assets owned by the Property Partnerships (as determined in accordance with the Operating Partnership's Capital Interest in each of the respective Property Partnerships).

         20. Not more than 25 percent of the value of the Trust's total assets have consisted, at the close of each quarter of each taxable year of the Trust, of securities (other than Government securities and securities described in items (e) and (f) of paragraph 19 above), limited in respect of any one issuer to an amount not greater than 5 percent of the value of the total assets of the Trust and to not more than 10 percent of the outstanding voting securities of such issuer. For the current and all future taxable years, the Trust expects, and intends to take all necessary measures within its control to ensure, that not more than 25 percent of the value of its total assets will consist, at the close of each quarter of each taxable year of the Trust, of securities (other than Government securities and securities described in items (e) and (f) of paragraph 19 above), limited in respect of any one issuer to an amount not greater than 5 percent of the value of the total assets of the Trust and to not more than 10 percent of the outstanding voting securities of such issuer.

         21. The Trust, the Operating Partnership and the Property Partnerships have revalued their assets at the end of each quarter of each taxable year in which securities or other property was acquired and any discrepancy between the value of the Trust's various investments and the requirements of the 75 percent and 25 percent asset tests described in Paragraphs 19 and 20 above, was eliminated within 30 days after the end of each such quarter to the extent such discrepancy was attributable in whole or in part to acquisitions during such quarter. For the current and all future taxable years, the Trust expects, and the Trust intends to take all necessary measures within its control to ensure, that the Trust, the Operating Partnership and the Property Partnerships will revalue their assets at the end of each quarter of each taxable year in which securities or other property is acquired and will eliminate within 30 days after the end of each such quarter any discrepancy between the value of the Trust's various investments and the requirements of the 75 percent and 25 percent asset tests described in Paragraphs 19 and 20 above, to the extent such discrepancy is attributable in whole or in part to acquisitions during such quarter.


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Ramco-Gershenson Properties Trust
June 26, 1998
Page 11


         22. The Trust, the Operating Partnership and the Property Partnerships have kept and intend to keep and retain sufficient records so as to be able to show that the Trust has complied during each of its taxable years with the gross asset tests contained in IRC Section 856(c)(5) and described in paragraphs 19 and 20 above.

         23. The Trust has exercised and intends to exercise ordinary business care and prudence in attempting to comply with the asset tests set forth in IRC
Section 856(c)(5).

Distribution to Stockholders

         24. The Trust has made quarterly distributions to its stockholders for each calendar year in an amount at least equal to 95 percent of its real estate investment trust taxable income (as defined in IRC Section 857(b)(2)) for each such calendar year (as determined without regard to the deduction for dividends paid and by excluding any net capital gain) plus 95 percent of the excess of the Trust's net income from foreclosure property, if any, over the tax imposed on such income by IRC Section 857(b)(4)(A), less any excess noncash income (within the meaning of IRC Section 857(e)). For the current and all future taxable years, the Trust expects, and the Trust intends to take all necessary measures within its control, to distribute quarterly to its stockholders for
each calendar year at   least an amount equal to 95 percent of its real estate
investment trust taxable income (as defined in IRC Section 857(b)(2)) for each such calendar year (as determined without regard to the deduction for dividends paid and by excluding any net capital gain) plus 95 percent of the excess of the Trust's net income from foreclosure property, if any, over the tax imposed on such income by IRC Section 857(b)(4)(A), less any excess noncash income (within the meaning of IRC Section 857(e)).

         25. The Trust intends to take all necessary measures within its control, to distribute currently to its stockholders for each calendar year an amount at least equal to the sum of (i) 85 percent of the Trust's ordinary income for such calendar year, (ii) 95 percent of the Trust's capital gain net income for such calendar year, and (iii) any undistributed ordinary income or capital gain net income from prior years so as to avoid the imposition of the 4 percent excise tax pursuant to IRC Section 4981.

         26. The Trust is currently under audit by the IRS with respect to its tax years 1991 through 1995. In connection therewith, the Trust believes that it will not lose its status as a REIT as a result of IRS audit adjustments because the Trust intends to timely declare and pay a deficiency dividend as provided in IRC Section 860 with respect to any deficiency in income tax resulting from an increase in the Trust's taxable income.

         27. The Trust and (i) with respect to taxable years beginning before August 5, 1997, each subsidiary which has been owned 100% by the Trust during the subsidiary's entire existence and (ii) with respect to taxable years beginning after August 5, 1997, each subsidiary which is 100% owned by the Trust, have no, or will not have any, accumulated earnings and profits from any taxable year during the Trust's or the subsidiary's existence in which it did not qualify as a REIT ("pre-REIT earnings and profits"); and if the Trust acquires 100% of the stock of a subsidiary which does have pre-REIT earnings and profits, it will distribute to the Trust's shareholders all of such earnings and profits before the close of the taxable year of such acquisition.

Ramco-Gershenson Properties Trust
June 26, 1998
Page 12


Information Statements from Stockholders

         28. Except as waived in the Closing Agreement entered into with the IRS in 1995, the Trust has demanded by January 30th of each year written statements (the "Written Statements") with respect to ownership of shares of the Trust's stock, from those stockholders (if any) determined as follows: (i) if the Trust had 200 or less stockholders of record of its shares of stock on any dividend record date, demand shall have been made of each record holder holding of record one-half of one percent of more of the shares of any class of its stock; (ii) if the Trust had between 201 and 1,999 stockholders of record of its shares of stock on any dividend record date, demand shall have been made of each record holder holding of record one percent or more of the shares of any class of its stock; and (iii) if the Trust had 2,000 or more stockholders of record of its shares of stock on any dividend record date, demand shall have been made of each record holder holding of record five percent or more of the shares of any class of its stock. For the current and all future taxable years, the Trust intends to demand by January 30th of each year Written Statements with respect to ownership of shares of the Trust's stock, from those stockholders (if any) determined as follows: (i) if the Trust has 200 or less stockholders of record of its shares of stock on any dividend record date, demands shall be made of each record holder holding of record one-half of one percent of more of the shares of any class of its stock; (ii) if the Trust has between 201 and 1,999 stockholders of record of its shares of stock on any dividend record date, demand shall be made of each record holder holding of record one percent or more of the shares of any class of its stock; and (iii) if the Trust has 2,000 or more stockholders of record of its shares of stock on any dividend record date, demands shall be made of each record holder holding of record five percent or more of the shares of any class of its stock. The Trust has requested and intends to request that the Written Statements (a) disclose the actual ownership of the shares of stock held by the Trust's stockholders of record of whom demand was made, and (b) show the maximum number of shares of the Trust's stock actually or constructively (through application of the attribution rules of IRC Section 544, as modified by IRC Section 856(h)(1)(B)) owned by each of the actual owners of the Trust's shares of stock identified in the Written Statements at any time during the last half of the Trust's immediately preceding taxable year. The Trust has maintained, and expects that copies of the Written Statements will be maintained, for the period of time required under the IRC, as part of the permanent records of the Trust within the Internal Revenue District in which the Trust is required to file its tax return, and will be kept at all times available for inspection by any internal revenue officer or employee.

         29. Except as waived in the Closing Agreement entered into with the IRS in 1995, the Trust's prior demands for the Written Statements have informed, and the Trust expects that the Trust's demand for the Written Statements will inform, each stockholder that if it fails or refuses to supply the Trust with the requested Written Statement, such stockholder will be under a duty to submit at the time it files its tax return for the taxable year ending with, or including, the last day of the Trust's immediately preceding taxable year, a written statement containing the following information: (i) in the case of any person holding shares of stock in the Trust who is not the actual owner of such stock, the name and address of each actual owner, the number of shares owned by each actual owner at any time during such person's taxable year, and the amount of dividends belonging to each actual owner, or (ii) in the case of an actual owner of shares of stock in the Trust, (a) the number of shares of stock actually

Ramco-Gershenson Properties Trust
June 26, 1998
Page 13


owned by such person at any and all times during such person's taxable year, and the amount of dividends from the Trust received during such person's taxable year, (b) if shares of the Trust's stock were acquired or disposed of during such person's taxable year, the number of shares acquired or disposed of, the dates of acquisition or disposition, and the names and addresses of the person from whom such shares were acquired or to whom they were transferred,
(c) if any shares of the Trust's stock are also owned by any member of such person's family or by any of its partners, the names and addresses of such family member or partner, and the number of shares owned by such family member or partner at any and all times during such person's taxable year, and (d) the names and addresses of any corporation, partnership, association, or trust in which such person had a beneficial interest of 10 percent or more at any time during its taxable year, and (e) to the extent required by Treas. Reg.
Section 1.857-9(b)(2), the information specified in (a) through (d) above with respect to any shares of stock owned by such person in any other trust or entity claiming to be a REIT.

         30. Except as waived in the Closing Agreement entered into with the IRS in 1995, the Trust has maintained and expects to maintain, as part of its permanent records for the period of time required under the IRC, a list of all persons failing or refusing to comply in whole or in part with the Trust's demand for Written Statements from its stockholders of record with respect to the actual ownership of the Trust's stock.

         31. The Trust believes that, based upon the Battle Fowler Repo Opinion, dated March 6, 1996, and the Wolf Block Audit Opinion, dated March 25, 1996, it will not lose its REIT status as a result of an unfavorable determination by the IRS in the pending investigation into the Trust's tax status as a REIT, as described in the Form S-3 and the Trust's Reports filed with the SEC, hereinafter referred to as the "Tax Audit".

         32. The Trust will take all necessary steps and exercise reasonable due diligence and care to ascertain that the Trust is not "closely held" within the meaning of IRC Section 856(h) (as described in paragraph 10 herein).

D. SIGNIFICANT ASSUMPTIONS. Our opinion is expressly based upon the following assumptions:

1. In the event of any IRS audit adjustments in the Tax Audit which increase in the Trust's taxable income, the Trust will timely declare and pay a deficiency dividend as provided in IRC Section 860.

2.       The Trust will not lose its status as a REIT as a result of the Tax
         Audit.

3. The Trust will be operated in accordance with its Declaration of Trust and the representations of the Trust with respect thereto.

4. The Operating Partnership will be operated in accordance with its Partnership Agreement and the representations of the Trust with respect thereto.

5. The Operating Partnership currently has, and will continue to have, fewer than 100 partners.

Ramco-Gershenson Properties Trust
June 26, 1998
Page 14


6. The merger of SSRG REIT into the Trust qualified as a tax-free reorganization under Code section 368(a)(1)(A).

7. SSRG REIT qualified as a real estate investment trust under the applicable provisions of the Code immediately before the effective date of the merger into the Trust.

8. The Representations as made by the Trust in the Letter of Confirmation are true and correct.

II.  CONCLUSIONS REACHED.

Based upon and subject to the foregoing, including, without limitation, the assumption that the Asset Issue in the Current Tax Audit is resolved favorably to the Trust, we are of the opinion that the Trust has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code. In addition, the Trust's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. We are also of the opinon that the discussion in the Form S-3 under the caption "Federal Income Tax Considerations" accurately sets forth a summary of the material federal income tax considerations that may be relevant to an investment in the Trust under current law, and we incorporate herein by reference the entire discussion under that caption.


III.  LIMITATION ON OPINION

NO ASSURANCES ARE OR CAN BE GIVEN THAT THE IRS WILL AGREE WITH THE FOREGOING CONCLUSIONS IN WHOLE OR IN PART ALTHOUGH IT IS OUR OPINION THAT THEY SHOULD. WHILE THE OPINION REPRESENTS OUR CONSIDERED JUDGMENT AS TO THE PROPER TAX TREATMENT TO THE PARTIES CONCERNED BASED UPON THE LAW AS IT EXISTED AT THE TIME OUR OPINION WAS RENDERED AND THE FACTS AS THEY WERE PRESENTED TO US, IT IS NOT BINDING UPON THE IRS OR THE COURTS. IN THE EVENT OF ANY CHANGE TO THE APPLICABLE LAW OR RELEVANT FACTS, ASSUMPTIONS OR REPRESENTATIONS, WE WOULD OF NECESSITY NEED TO RECONSIDER OUR VIEWS.

THIS OPINION IS FOR THE SOLE BENEFIT OF TRUST AND OPERATING PARTNERSHIP AND MAY NOT BE RELIED UPON BY ANY OTHER PERSONS. FURTHERMORE, THIS OPINION MAY NOT BE REFERENCED BY ANY PERSON OTHER THAN TRUST AND OPERATING PARTNERSHIP WITHOUT OUR EXPRESS WRITTEN CONSENT. WE HEREBY CONSENT TO THE REFERENCE TO THIS OPINION IN FORM S-3, PROPOSED TO BE FILED WITH THE SEC ON JUNE 26, 1998.

THIS OPINION IS BASED SOLELY UPON:

         A. THE REPRESENTATIONS, ASSUMPTIONS, INFORMATION, DOCUMENTS, AND FACTS (REPRESENTATIONS) THAT WE HAVE INCLUDED OR REFERENCED IN THIS OPINION LETTER;

Ramco-Gershenson Properties Trust
June 26, 1998
Page 15


         B. OUR ASSUMPTION (WITHOUT INDEPENDENT VERIFICATION) THAT ALL OF THE REPRESENTATIONS AND ALL OF THE ORIGINALS, COPIES, AND SIGNATURES OF DOCUMENTS REVIEWED BY US ARE ACCURATE, TRUE, AND AUTHENTIC;

         C. OUR ASSUMPTION (WITHOUT INDEPENDENT VERIFICATION) THAT THERE WAS TIMELY EXECUTION AND DELIVERY OF AND PERFORMANCE AS REQUIRED BY THE REPRESENTATIONS AND DOCUMENTS;

         D. THE UNDERSTANDING THAT ONLY THE SPECIFIC FEDERAL INCOME TAX ISSUES AND TAX CONSEQUENCES OPINED UPON HEREIN ARE COVERED BY THIS TAX OPINION, AND NO OTHER FEDERAL, STATE, OR LOCAL TAXES OF ANY KIND;

         E. THE LAW, REGULATIONS, CASES, RULINGS, AND OTHER TAX AUTHORITY IN EFFECT AS OF THE DATE OF THIS LETTER. IF THERE ARE ANY SIGNIFICANT CHANGES OF THE FOREGOING TAX AUTHORITIES (FOR WHICH WE SHALL HAVE NO RESPONSIBILITY TO ADVISE YOU), SUCH CHANGES MAY RESULT IN OUR OPINION BEING RENDERED INVALID OR NECESSITATE (UPON YOUR REQUEST) A RECONSIDERATION OF THE OPINION;

         F. YOUR UNDERSTANDING THAT THIS OPINION IS NOT BINDING ON THE IRS OR THE COURTS AND SHOULD NOT BE CONSIDERED A REPRESENTATION, WARRANTY, OR GUARANTEE THAT THE IRS OR THE COURTS WILL CONCUR WITH OUR OPINION; AND

         G. YOUR UNDERSTANDING THAT THIS OPINION LETTER IS SOLELY FOR YOUR INFORMATION AND BENEFIT, IS LIMITED TO THE DESCRIBED TRANSACTION, AND MAY NOT BE RELIED UPON, DISTRIBUTED, DISCLOSED, MADE AVAILABLE TO, OR COPIED BY ANYONE, WITHOUT PRIOR WRITTEN CONSENT OR AS DESCRIBED HEREIN.


If you have any questions with respect to this opinion, please contact John J. Grant, Partner, at (313) 396-3322.



Very truly yours,


/s/ DELOITTE & TOUCHE LLP
By: John J. Grant, Partner